UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2020

MID-CON ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35374	45-2842469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2431 E. 61st Street, Suite 800
Tulsa, Oklahoma

(Address of principal executive offices)

74136

(Zip code)

(918) 743-7575

(Registrant’s telephone number, including area code)

2431 E. 61st Street, Suite 850
Tulsa, Oklahoma

(Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	MCEP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Executive Officers

On July 31, 2020, the Board of Directors of Mid-Con Energy Partners, LP’s (the “Partnership”) general partner, Mid-Con Energy GP, LLC (the “General Partner”), approved the following executive management transitions, effective immediately:

•	Sherry L. Morgan has been appointed as Chief Executive Officer of the General Partner;
•	Jodie L. DiGiacomo has been appointed as Chief Accounting Officer of the General Partner; and
•	Greg Westfall has been appointed as Chief Operating Officer of the General Partner.

The additional information set forth below regarding Messes. Morgan and DiGiacomo and Mr. Westfall is provided pursuant to the requirements of Item 5.02(c) of Form 8-K, as promulgated by the Securities and Exchange Commission, as a result of their appointments as Chief Executive Officer, Chief Accounting Officer and Chief Operating Officer, respectively, of the General Partner.

Sherry L. Morgan

Ms. Morgan, age 53, has served as the Chief Accounting Officer of the General Partner since July 2015. She previously served as the Assistant Controller from July 2008 to July 2015. Previously, Ms. Morgan served as Controller at Shamrock Oil & Gas, Inc. and Nadel and Gussman, LLC. Prior to that, Ms. Morgan worked at Newfield Exploration Mid-Continent Inc. as the Reporting and Joint Interest Billing Coordinator. Ms. Morgan served as the Assistant Controller at Lariat Petroleum Inc. and First Credit Solutions, Inc. Prior to joining First Credit Solutions, she served as the Accounting Manager at Bird Creek Resources, Inc. Ms. Morgan began her career as an auditor at Deloitte and Touche. Ms. Morgan is a Certified Public Accountant and a Certified Management Accountant.

There are no transactions between Ms. Morgan and the Partnership or the General Partner that would be reportable under Item 404(a) of Regulation S-K, and there are no family relationships between Ms. Morgan and any director or executive officer of the Partnership or the General Partner.

Jodie L. DiGiacomo

Ms. DiGiacomo, age 47, has served as the Controller of the General Partner since December 2018. She previously served as the Assistant Controller from July 2015 to November 2018. Prior to joining the General Partner, she worked in the accounting departments of Samson Resources, Encana and Williams during her 22-year career in the oil and gas industry. Ms. DiGiacomo is a Certified Public Accountant.

There are no transactions between Ms. DiGiacomo and the Partnership or the General Partner that would be reportable under Item 404(a) of Regulation S-K, and there are no family relationships between Ms. DiGiacomo and any director or executive officer of the Partnership or the General Partner.

Greg Westfall

Mr. Westfall, age 63, has served as the Director of Marketing and Midstream of the General Partner since October 2018. Mr. Westfall has a broad-based oil and gas knowledge with substantial leadership experience, supplemented with functional experience in operations and logistics. Prior to joining the General Partner, Mr. Westfall served as Chief Executive Officer of FHG Consulting LLC for two years and prior to that time served as the Chief Operating Officer and Co-Owner of Murphy Energy Corporation.

There are no transactions between Mr. Westfall and the Partnership and the General Partner that would be reportable under Item 404(a) of Regulation S-K, and there are no family relationships between Mr. Westfall and any director or executive officer of the Partnership or the General Partner.

Departure of Named Executive Officer

In connection with the forgoing executive management transition, Philip Houchin, Chief Financial Officer, tendered his resignation to the General Partner effective July 31, 2020. In connection with Mr. Houchin’s departure, the General Partner entered into a Separation Agreement that provides (i) a separation payment of $87,500.00, (ii) continued participation in the General Partner’s medical plan until January 15, 2021 and, if necessary for Mr. Houchin to exercise his COBRA rights, the General Partner will pay COBRA premiums on his behalf for such period (iii) waived any payment otherwise due to Mr. Houchin under the Partnership’s Change in Control Severance Plan and (iv) Mr. Houchin and the General Partner have mutually released the other from any potential claims, except as otherwise provided in the Separation Agreement.

Mr. Houchin did not resign due to any disagreement with the Partnership or any matter relating to the Company’s operations, policies or practices. Subsequent to Mr. Houchin’s departure, his duties and responsibilities will be assumed by other members of the management team until formal appointments are made by the Board of Directors; however, no compensation arrangements have been changed for the remaining officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-CON ENERGY PARTNERS, LP
		By:	Mid-Con Energy GP, LLC
its general partner

Dated:	August 6, 2020	By:	/s/Sherry L. Morgan
Sherry L. Morgan
Chief Executive Officer